Exhibit 99.2
Contacts:

Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com
Zimmer Holdings, Inc. Agrees to Sell $1 Billion of Senior Notes
(WARSAW, IN) November 12, 2009 — Zimmer Holdings, Inc. (NYSE and SIX: ZMH) announced today that it has agreed to sell $1.0 billion of its senior unsecured notes in an underwritten public offering consisting of $500.0 million of 4.625% notes due 2019 and $500.0 million of 5.75% notes due 2039. The 10-year notes were priced to yield 118 basis points above their Treasury benchmark, and the 30-year notes were priced at 135 basis points above their Treasury benchmark. The offering is expected to close on November 17, 2009.
The Company intends to use the net proceeds of the offering to repay the outstanding U.S. dollar denominated balance of its credit facility and for general corporate purposes, including the financing of its stock repurchase program.
Copies of the prospectus may be obtained by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, or by calling J.P. Morgan Securities Inc. at (212) 834-4533.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2008 sales were approximately $4.1 billion. The Company is supported by the efforts of more than 8,000 employees worldwide.
This press release contains forward-looking statements regarding our intended use of proceeds and the anticipated closing of the notes offering, which are subject to risks and uncertainties, including the general economic conditions and other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports. Actual results may differ materially from anticipated results. We do not undertake to update any forward-looking statements.
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For more information about Zimmer, visit www.zimmer.com